Exhibit 99.2

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANT

To the Shareholders and Board of Directors of

Changchun Fangguan Electronics Technology Co., Ltd

Changchun, P. R. of China

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Changchun Fangguan Electronics Technology Co., Ltd. ("the Company") as of June 30, 2018 and 2017, and the related statements of comprehensive income, shareholders' equity and cash flows for each of the years in the two-year period ended June 30, 2018 and related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2018 and 2017, and the results of its operations and its cash flows for each of the years in the two-year period ended June 30, 2018, in conformity with accounting principles generally accepted in the United States of America.

Going concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, The Company had limited cash and a working capital deficiency of $6,797,304 at June 30, 2018. These circumstances, among others, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Prager Metis CPAs, LLC

Hackensack, New Jersey

February 15, 2019

CHANGCHUN FANGGUAN ELECTRONICS TECHNOLOGY CO., LTD.

BALANCE SHEETS

	June 30, 2018	June 30, 2017
ASSETS
Current Assets:
Cash	$49,809	$540,834
Restricted cash	-	426,606
Notes receivable	11,258	212,684
Accounts receivables - non-related parties, net	2,713,161	2,454,229
- related parties	190,027	-
Inventory, net	2,867,824	2,588,321
Advances to suppliers, net	214,325	240,619
Other receivables	88,067	167,619
Total Current Assets	6,134,471	6,630,912

Property, plant and equipment, net	7,162,538	7,127,492
Intangible assets, net	1,354,311	1,357,331
Deferred tax assets	62,694	54,021
Total Assets	$14,714,014	$15,169,756

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Short-term bank loan	$3,022,700	$3,247,520
Bank acceptance notes payable	-	853,212
Accounts payable	4,273,967	3,980,636
Advance from customers	67,042	91,156
Due to related parties	5,520,926	5,162,046
Accrued expenses and other current liabilities	47,140	120,431
Total Current Liabilities	12,931,775	13,455,001

COMMITMENT AND CONTINGENCIES

Shareholders’ Equity:
Capital	2,173,465	2,173,465
Accumulated deficit	(358,451)	(384,727)
Accumulated other comprehensive loss	(32,775)	(73,983)
Total Shareholders’ Equity	1,782,239	1,714,755
Total Liabilities and Shareholders’ Equity	$14,714,014	$15,169,756

The accompanying notes are an integral part of these financial statements.

CHANGCHUN FANGGUAN ELECTRONICS TECHNOLOGY CO., LTD.

STATEMENTS OF COMPREHENSIVE INCOME

	For the Years Ended
	June 30,
	2018	2017

Revenues - Non-related parties	$11,089,192	$12,673,664
- Related parties	1,465,943	-
Total Revenues	12,555,135	12,673,664

Cost of revenues	10,426,800	10,981,963

Gross profit	2,128,335	1,691,701

Operating expenses
Selling expenses	227,734	262,530
General and administrative expenses	1,116,146	1,142,633
Research and development expenses	744,264	327,243
Total operating expenses	2,088,144	1,732,406

Income (loss) from operations	40,191	(40,705)

Other income (expense)
Other income	106,883	47,161
Interest expense, net of interest income	(161,312)	(138,963)
Subsidy income	51,399	376,813
Total other income (expense)	(3,030)	285,011

Income before income tax provision	37,161	244,306

Income tax provision	10,885	37,569

Net income	26,276	206,737

Other comprehensive income (loss)
Foreign currency translation adjustment	41,208	(34,798)

Comprehensive income	$67,484	$171,939

The accompanying notes are an integral part of these financial statements.

CHANGCHUN FANGGUAN ELECTRONICS TECHNOLOGY CO., LTD.

STATEMENTS OF SHAREHOLDERS' EQUITY

	Capital	Accumulated Deficit	Accumulated Other Comprehensive loss	Total
Balance at June 30, 2016	$2,173,465	$(591,464)	$(39,185)	$1,542,816

Net income	-	206,737	-	206,737

Foreign currency translation adjustment	-	-	(34,798)	(34,798)

Balance at June 30, 2017	2,173,465	(384,727)	(73,983)	1,714,755

Net income	-	26,276	-	26,276

Foreign currency translation adjustment	-	-	41,208	41,208

Balance at June 30, 2018	$2,173,465	$(358,451)	$(32,775)	$1,782,239

The accompanying notes are an integral part of these financial statements.

CHANGCHUN FANGGUAN ELECTRONICS TECHNOLOGY CO., LTD.

STATEMENTS OF CASH FLOWS

	For the Years Ended
	June 30,
	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$26,276	$206,737
Adjustments required to reconcile net income to net cash provided by operating activities:
Bad debt provision	59,742	33,102
Inventory markdown	-	98,482
Depreciation	674,109	657,295
Amortization	34,974	34,936
Deferred tax	(7,298)	21,788
Changes in operating assets and liabilities:
Accounts receivable - non-related parties	(257,781)	1,044,681
Accounts receivable - related parties	(187,787)	-
Inventory	(215,208)	(666,339)
Advances to suppliers	31,655	15,772
Other receivable	82,565	(77,631)
Accounts payable	196,058	(935,304)
Advance from customers	(25,978)	(62,131)
Accrued expenses and other current liabilities	(75,267)	(166,172)
Net cash provided by operating activities	336,060	205,216

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of property, plant and equipment	(540,761)	(176,124)
Net cash used in investing activities	(540,761)	(176,124)

CASH FLOWS FROM FINANCING ACTIVITIES
Notes receivable	204,064	(197,053)
Bank acceptance notes payable	(863,266)	862,326
Proceeds from bank loans	2,987,081	3,282,210
Repayment of bank loans	(3,285,789)	(2,184,443)
Proceeds from (repayment of) related parties loans	232,992	(1,390,464)
Net cash provided by (used in) financing activities	(724,918)	372,576

Effect of exchange rate changes on cash and restricted cash	11,988	(16,554)

Net increase (decrease) in cash and restricted cash	(917,631)	385,114

Cash and restricted cash, beginning of year	967,440	582,326

Cash and restricted cash, end of year	$49,809	$967,440

Supplemental disclosure of cash flow information:
Cash paid for income tax	$16,694	$23,330
Cash paid for interests	$162,454	$140,058

The accompanying notes are an integral part of these financial statements.

CHANGCHUN FANGGUAN ELECTRONICS TECHNOLOGY CO., LTD.

NOTES TO FINANCIAL STATEMENTS

NOTE 1 - NATURE OF OPERATIONS

Changchun Fangguan Electronics Technology Co., Ltd. (“Fangguan Electronics” or "the Company") was incorporated in the People’s Republic of China (“the PRC”) on June 28, 2006 with its principal place of business in Changchun City, Jilin Province, the PRC. Fangguan Electronics manufactures and sells high-end LCD screens in China.

NOTE 2 – GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company had limited cash and a working capital deficiency of $6,797,304 at June 30, 2018. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The Company plans to rely on the proceeds from loans from both unrelated and related parties to provide the resources necessary to fund the development of the business plan and operations. However, no assurance can be given that the Company will be successful in raising additional capital.

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The Company’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Use of Estimates

The Company’s financial statements have been prepared in accordance with US GAAP and this requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenue and expenses during the reporting period. The significant areas requiring the use of management estimates include, but are not limited to, the allowance for doubtful accounts receivable and advance to suppliers, the valuation of inventories, the useful lives of property and equipment, recognition and measurement of deferred income taxes and valuation allowance for deferred tax assets. Although these estimates are based on management’s knowledge of current events and actions management may undertake in the future, actual results may ultimately differ from those estimates and such differences may be material to our financial statements.

Cash and cash equivalents

Cash consists of cash on hand and cash in bank. Cash equivalents represent investment securities that are short-term, have high credit quality and are highly liquid. All cash balances are in bank accounts in PRC are not insured by the Federal Deposit Insurance Corporation or other programs.

Restricted Cash

Restricted cash represents required cash deposits as a part of collateral for bank acceptance notes payable and letters of credit. The Company is required to maintain 50% to 100% of the balance of the bank acceptance notes payable in restricted cash to ensure future credit availability. The Company earns interest at a variable rate per month on this restricted cash.

Accounts Receivable

Accounts receivable are recorded at the invoiced amount and do not bear interest, which are due within contractual payment terms, generally 30 to 90 days from shipment. Credit is extended based on evaluation of a customer's financial condition, the customer’s credit-worthiness and their payment history. Accounts receivable outstanding longer than the contractual payment terms are considered past due. Past due balances over 90 days and over a specified amount are reviewed individually for collectability. At the end of each period, the Company specifically evaluates individual customer’s financial condition, credit history, and the current economic conditions to monitor the progress of the collection of accounts receivables. The Company will consider the allowance for doubtful accounts for any estimated losses resulting from the inability of its customers to make required payments. For the receivables that are past due or not being paid according to payment terms, the appropriate actions are taken to exhaust all means of collection, including seeking legal resolution in a court of law. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The Company does not have any off-balance-sheet credit exposure related to its customers. Based on the evaluation, the Company recorded allowance for doubtful accounts receivable of $149,376 and $86,851 as of June 30, 2018 and 2017, respectively.

Inventories

Inventories consist of raw materials, working-in-process and finished goods. Inventories are valued at the lower of cost or net realizable value. We determine cost on the basis of the weighted average method. The Company periodically reviews inventories for obsolescence and any inventories identified as obsolete are written down or written off. Although we believe that the assumptions we use to estimate inventory write-downs are reasonable, future changes in these assumptions could provide a significantly different result.

Advances to suppliers

Advances to suppliers represent prepayments for merchandise, which were purchased but had not been received. The balance of the advances to suppliers is reduced and reclassified to inventories when the raw materials are received and pass quality inspection. The Company reviews its advances to suppliers on a periodic basis and makes general and specific allowances when there is doubt as to the ability of a supplier to refund an advance or provide merchandise to the Company. Based on the evaluation, the Company recorded allowance for advances to suppliers of $170,897 and $166,916 as of June 30, 2018 and 2017, respectively.

Property, plant and equipment

Property, plant and equipment are recorded at cost less accumulated depreciation and any impairment. The cost of an asset comprises its purchase price and any directly attributable costs of bringing the asset to its present working condition and location for its intended use. Repairs and maintenance costs are normally expensed as incurred. In situations where it can be clearly demonstrated that the expenditure has resulted in an increase in the future economic benefits expected to be obtained from the use of the asset, the expenditure is capitalized as an additional cost of the asset.

When assets are retired or disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gains or losses are included in the statement of comprehensive income (loss) in the reporting period of disposition.

Depreciation is calculated on a straight-line basis over the estimated useful lives of the assets after taking into account their respective estimated residual value. The estimated useful lives of the assets are as follows:

Buildings	10 – 20 years
Machinery and equipment	5 – 10 years
Office equipment	5 years
Automobiles	5 years

Intangible assets

Land use right is recorded at cost less accumulated amortization. Land use rights represent the prepayments for the use of the parcels of land in the PRC where the Company’s production facilities are located, and are charged to expense over their respective lease periods of 50 years. According to the laws of the PRC, the government owns all of the land in the PRC. Company or individuals are authorized to use the land only through land use rights granted by the PRC government for a certain period (usually 50 years).

Purchased intangible assets are recognized and measured at fair value upon acquisition. Intangible assets acquired separately and with finite useful lives are carried at costs less accumulated amortization and any accumulated impairment losses. Amortization for intangible assets with finite useful lives is provided on a straight-line basis over their estimated useful lives. Alternatively, intangible assets with indefinite useful lives are carried at cost less any subsequent accumulated impairment losses. The estimated useful lives of the intangible assets are as follows:

Land use right	50 years
Computer software	5 years

Gains or losses arising from derecognition of the intangible asset are measured at the difference between the net disposal proceeds and the carrying amount of the assets and are recognized in the statement of comprehensive income (loss) when the asset is disposed.

Impairment of long-lived assets

In accordance with the provisions of ASC Topic 360, “Impairment or Disposal of Long-Lived Assets”, all long-lived assets such as property, plant and equipment held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is evaluated by a comparison of the carrying amount of an asset to its estimated future undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amounts of the assets exceed the fair value of the assets.

Revenue recognition

In accordance with the ASC Topic 605, “Revenue Recognition”, the Company recognizes revenue when persuasive evidence of an arrangement exists, transfer of title has occurred or services have been rendered, the selling price is fixed or determinable and collectability is reasonably assured.

The Company recognizes revenue from the sale of finished products upon delivery to the customer, whereas the title and risk of loss are fully transferred to the customers. The Company records its revenues, net of value added taxes (“VAT”). The Company is subject to VAT which is levied on the majority of the products at the rate of 16% (for period after May 2018) or 17% (for period before and until April 2018) on the invoiced value of sales.

Cost of revenues

Cost of revenues includes cost of raw materials purchased, inbound freight cost, cost of direct labor, depreciation expense and other overhead. Write-down of inventory for lower of cost or net realizable value adjustments is also recorded in cost of revenues.

Subsidy Income

The Company periodically receives various government grants. There is no guarantee the Company will continue to receive such grants in the future.

Related parties and transactions

The Company identifies related parties, and accounts for, discloses related party transactions in accordance with ASC 850, "Related Party Disclosures" and other relevant ASC standards.

Parties, which can be a corporation or individual, are considered to be related if the Company has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operational decisions. Companies are also considered to be related if they are subject to common control or common significant influence.

Transactions between related parties commonly occurring in the normal course of business are considered to be related party transactions. Transactions between related parties are also considered to be related party transactions even though they may not be given accounting recognition. While ASC does not provide accounting or measurement guidance for such transactions, it requires their disclosure nonetheless.

Income taxes

Income taxes are determined in accordance with the provisions of ASC Topic 740, “Income Taxes” (“ASC 740”). Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted income tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Any effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statement of comprehensive income (loss) in the period that includes the enactment date.

ASC 740 prescribes a comprehensive model for how companies should recognize, measure, present, and discloses in their financial statements uncertain tax positions taken or expected to be taken on a tax return. Under ASC 740, tax positions must initially be recognized in the financial statements when it is more likely than not the position will be sustained upon examination by the tax authorities. Such tax positions must initially and subsequently be measured as the largest amount of tax benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the tax authority assuming full knowledge of the position and relevant facts. As of June 30, 2018 and 2017, the Company did not have any significant unrecognized uncertain tax positions.

Comprehensive income (loss)

Comprehensive income (loss) is defined as the change in equity of a company during a period from transactions and other events and circumstances excluding transactions resulting from investments from owners and distributions to owners. Comprehensive income (loss) for the periods presented includes net income (loss), change in unrealized gains (losses) on marketable securities classified as available-for-sale (net of tax), foreign currency translation adjustments, and share of change in other comprehensive income of equity investments one quarter in arrears.

Foreign currencies translation

Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transaction. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency using the applicable exchange rates at the balance sheet dates. The resulting exchange differences are recorded in the statements of comprehensive income.

The reporting currency of the Company is the United States Dollar (“USD”). The Company which is located in the People’s Republic of China (“PRC”), maintains its books and records in the local currency, the Renminbi Yuan (“RMB”), which is the functional currency as being the primary currency of the economic environment in which these entities operate.

In general, assets and liabilities of the Company whose functional currency is not the USD are translated into USD, in accordance with ASC Topic 830-30, “Translation of Financial Statement”, using the exchange rate on the balance sheet date. Revenues and expenses are translated at average rates prevailing during the period. Shareholders’ equity is translated at historical rates. The gains and losses resulting from translation of financial statements of foreign currency are recorded as a separate component of accumulated other comprehensive income within the statements of shareholders’ equity.

The exchange rates used to translate amounts in RMB into USD for the purposes of preparing the financial statements are as follows:

	June 30, 2018	June 30, 2017

Balance sheet items, except for equity accounts	6.6166	6.7744

	Years Ended June 30,
	2018	2017

Items in statements of comprehensive income and cash flows	6.6955	6.7028

Fair Value of Financial Instruments

The carrying value of the Company’s financial instruments, cash and cash equivalents, restricted cash, notes receivable, accounts receivable, inventory, prepayments and other receivables, short-term bank loans, bank acceptance notes payable, accounts payable, advance from customers, income tax payable, other payables and accrued liabilities, are approximate at their fair values because of the short-term mature of these financial instruments.

The Company follows the guidance of the ASC Topic 820-10, “Fair Value Measurements and Disclosures” (“ASC 820-10”), with respect to financial assets and liabilities that are measured at fair value. ASC 820-10 establishes a three-tier fair value hierarchy that prioritizes the inputs used in measuring fair value as follows:

Level 1: Inputs are based upon unadjusted quoted prices for identical instruments traded in active markets;

Level 2: Inputs are based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques (e.g. Black-Scholes Option-Pricing model) for which all significant inputs are observable in the market or can be corroborated by observable market data for substantially the full term of the assets or liabilities. Where applicable, these models project future cash flows and discount the future amounts to a present value using market-based observable inputs; and

Level 3: Inputs are generally unobservable and typically reflect management’s estimates of assumptions that market participants would use in pricing the asset or liability. The fair values are therefore determined using model-based techniques, including option pricing models and discounted cash flow models.

Fair value estimates are made at a specific point in time based on relevant market information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

The Company has no financial assets or liabilities measured at fair value on a recurring basis.

Recent accounting pronouncements

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). Under this guidance, lessees will be required to recognize on the balance sheet a lease liability and a right-of-use asset for all leases, with the exception of short-term leases. The lease liability represents the lessee's obligation to make lease payments arising from a lease, and will be measured as the present value of the lease payments. The right-of-use asset represents the lessee's right to use a specified asset for the lease term, and will be measured at the lease liability amount, adjusted for lease prepayment, lease incentives received and the lessee's initial direct costs. The standard also requires a lessee to recognize a single lease cost allocated over the lease term, generally on a straight-line basis. The new guidance is effective for fiscal years beginning after December 15, 2018. ASU 2016-02 is required to be applied using the modified retrospective approach for all leases existing as of the effective date and provides for certain practical expedients. Early adoption is permitted. The Company determined that the adoption of this new standard will have no material impact on its statements and related disclosures ..

In May 2016, FASB issued ASU 2016-12, “Revenue from Contracts with Customers (Topic 606) - Narrow-Scope Improvements and Practical Expedients”. The update is to address certain issues identified by the FASB/IASB Joint Transition Resource Group for Revenue Recognition (TRG) in the guidance on assessing collectability, presentation of sales taxes, noncash consideration, and completed contracts and contract modifications at transition, the Board decided to add a project to its technical agenda to improve Topic 606, Revenue from Contracts with Customers, by reducing: 1) the potential for diversity in practice at initial application and 2) the cost and complexity of applying Topic 606 both at transition and on an ongoing basis. The amendments in this Update affect entities with transactions included within the scope of Topic 606. The scope of that Topic includes entities that enter into contracts with customers to transfer goods or services (that are an output of the entity’s ordinary activities) in exchange for consideration. The amendments to the recognition and measurement provisions of Topic 606 also affect entities with transactions included within the scope of Topic 610, Other Income. The amendments in this Update affect the guidance in Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers (Topic 606), which is not yet effective. The effective date and transition requirements for the amendments in this Update are the same as the effective date and transition requirements for Topic 606 (and any other Topic amended by Update 2014-09). Accounting Standards Update No. 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date, defers the effective date of Update 2014-09 by one year. The Company is currently evaluating the potential impact of adopting this new standard on its statements and related disclosures.

In September 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments. This guidance clarifies the presentation requirements of eight specific issues within the statement of cash flows. The new guidance is effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Early adoption is permitted. The adoption of this guidance is not expected to have a significant impact on the Company’s financial statements, as the Company’s treatment of the relevant affected items within its statement of cash flows is consistent with the requirements of this guidance.

NOTE 4 - ACCOUNTS RECEIVABLE

Accounts receivable consist of the following:

	June 30, 2018	June 30, 2017
Accounts receivable – non-related parties	$2,862,537	$2,541,080
Accounts receivable – related parties (See Note 9)	190,027	-
Subtotal	3,052,564	2,541,080
Less: Allowance for doubtful accounts	(149,376)	(86,851)
Accounts receivable, net	$2,903,188	$2,454,229

An analysis of the allowance for doubtful accounts for the years ended June 30, 2018 and 2017 is as follows:

	Years ended June 30,
	2018	2017
Balance at beginning of year	$86,851	$61,817
Addition	59,742	26,623
Write-offs	-	-
Translation adjustments	2,783	(1,589)
Balance at end of year	$149,376	$86,851

NOTE 5 - INVENTORIES

Inventories consist of the following:

	June 30, 2018	June 30, 2017
Raw materials	$980,417	$889,466
Work-in-process	645,994	531,641
Finished goods	1,241,413	1,167,214
Total Inventories	$2,867,824	$2,588,321

The Company recorded inventory markdown of $nil and $98,482 for the years ended June 30, 2018 and 2017, respectively.

NOTE 6 – ADVANCES TO SUPPLIERS

Advances to suppliers consist of the following:

	June 30, 2018	June 30, 2017
Advances to suppliers	$385,222	$407,535
Less: Allowance for doubtful accounts	(170,897)	(166,916)
Advances to suppliers, net	$214,325	$240,619

An analysis of the allowance for doubtful accounts for the years ended June 30, 2018 and 2017 is as follows:

	Years ended June 30,
	2018	2017
Balance at beginning of year	$166,916	$163,971
Addition	-	6,479
Deduction	-	-
Translation adjustments	3,981	(3,534)
Balance at end of year	$170,897	$166,916

NOTE 7 – PROPERTY, PLANT AND EQUIPMENT

The components of property, plant and equipment were as follows:

	June 30, 2018	June 30, 2017
Buildings	$5,585,435	$5,455,330
Machinery and equipment	4,213,978	3,586,395
Office equipment	144,832	136,419
Automobiles	137,408	134,209
Subtotal	10,081,653	9,312,353
Less: Accumulated depreciation	(2,919,115)	(2,184,861)
Property, plant and equipment, net	$7,162,538	$7,127,492

Depreciation expense was $674,109 and $657,295 for the years ended June 30, 2018 and 2017 respectively. As of June 30, 2018, and 2017, buildings were pledged as collateral for bank loans (See Note 9).

NOTE 8 – INTANGIBLE ASSETS

Intangible assets consist of the following:

	June 30, 2018	June 30, 2017
Land use right	$1,518,680	$1,483,305
Computer software	25,088	24,504
Subtotal	1,543,768	1,507,809
Less: Accumulated amortization	(189,457)	(150,478)
Intangible assets, net	$1,354,311	$1,357,331

The Company acquired the land use right from the local government in August 2012 which expires on August 15, 2062. As of June 30, 2018, and 2017, land use right was pledged as collateral for bank loans (See Note 8). Amortization expense for intangible assets for the years ended June 30, 2018 and 2017 totaled $34,974 and $34,936, respectively.

NOTE 9 – SHORT-TERM BANK LOANS

The Company’s short-term bank loans consist of the following:

		June 30, 2018	June 30, 2017
Loan payable to Bank of Jilin	(a)	$-	$295,229
Loan payable to Huaxia Bank	(b)	-	2,509,447
Loan payable to Changchun Nanguan Huimin Credit Union	(c)	-	442,844
Loan payable to Industrial Bank	(d)	3,022,700	-
Total Short-term bank loans		$3,022,700	$3,247,520

(a)	On August 2, 2016, the Company entered into a short-term loan agreement with Bank of Jilin to borrow $295,229 (RMB 2 million) for a year with annual interest rate of 6.525%. The loan was guaranteed by the Company’s shareholder Mr. Jialin Liang and his wife Ms. Dongjiao Su, as well by the Company’s shareholder Ms. Xuemei Jiang and her husband Mr. Wei Sun, and a third party, Changchun Small & Medium Enterprises Credit Guarantee Co. Ltd. The loan was repaid in full upon maturity in July 2017.

(b)

On December 23, 2016, the Company entered into a line of credit agreement with Huaxia Bank to borrow up to a maximum amount of approximately US$ 3 million (RMB 20 million) for a period of three years until December 23, 2019. The line of credit was collateralized by the Company’s buildings and land use right. In addition, the line of credit was guaranteed by the Company’s shareholder Mr. Jialin Liang and his wife Ms. Dongjiao Su.

Under the line of credit, on December 23, 2016, the Company borrowed $2,509,447 (RMB 17 million) for a year with annual interest rate of 6.5%. The loan was repaid in full upon maturity in November 2017.

(c)	On March 9, 2017, the Company entered into a short-term loan agreement with Changchun Nanguan Huimin Credit Union to borrow $442,844 (RMB 3 million) for period until December 30, 2017 with annual interest rate of 5.4375%. The loan was guaranteed by the Company’s shareholder Mr. Jialin Liang and his wife Ms. Dongjiao Su, as well by the Company’s shareholder Ms. Xuemei Jiang and her husband Mr. Wei Sun. In addition, the loan was collateralized by the personal property of the shareholder, Mr. Jialin Liang. The loan was repaid in full upon maturity in December 2017.

(d)

On October 9, 2017, the Company entered into a line of credit agreement with Industrial Bank to borrow up to a maximum amount of approximately US$ 3.8 million (RMB 25 million) for one year with a materity date of October 8, 2018. The line of credit was collateralized by the Company’s buildings and land use right. In addition, the line of credit was guaranteed by the Company’s shareholder Mr. Jialin Liang and his wife Ms. Dongjiao Su.

Under the line of credit, on October 9, 2017, the Company borrowed $3,022,700 (RMB 20 million) for a year with annual interest rate of 4.5675%. The fund was received by the Company on November 22, 2017 and the maturity date was extended to November 21, 2018. The loan was repaid in full upon maturity in November 2018.

To repay this loan, the Company entered into a short-term loan agreement on November 12, 2018 with Industrial Bank to borrow approximately US$2.7 million (RMB 18 million) for a year with annual interest rate of 5.27%. The new borrowing was collateralized by the Company’s buildings and land use right. In addition, the new borrowing was guaranteed by the Company’s shareholder Mr. Jialin Liang and his wife Ms. Dongjiao Su.

NOTE 10 - RELATED PARTY TRANSACTIONS AND BALANCES

Sales to related party

During the year ended June 30, 2018, the Company sold products for the amount of $1,465,943 to Changchun Fangguan Photoelectric Display Technology Co. Ltd. (“Fangguan Photoelectric”). The trade-related balance receivable from Fangguan Photoelectric was $190,027 as of June 30, 2018. The president, CEO, shareholder and director of the Company, Mr. Jialin Liang, was also the president of Fangguan Photoelectric until October 2018.

Due to related parties

Due to related parties represents certain advances to the Company by related parties. The amounts are non-interest bearing, unsecured and due on demand.

Due to related parties consists of the following:

		June 30, 2018	June 30, 2017
Jialin Liang	(a)	$4,934,522	$4,220,265
Xuemei Jiang	(b)	586,404	941,781
Total Due to related parties		$5,520,926	$5,162,046

(a)	Jialin Liang is the president, CEO, shareholder and director of the Company.

(b)	Xuemei Jiang is the vice president, shareholder and director of the Company.

During the years ended June 30, 2018 and 2017, Jialin Liang advanced $606,377 and $358,059 to the Company, respectively.

During the years ended June 30, 2018 and 2017, the Company repaid $373,385 and $1,748,523 to Xuemei Jiang, respectively.

NOTE 11 - CAPITAL

Fangguan Electronics is a limited liability company established On June 28,2006

Mr Jialin Liang, Ms Xuemei Jiang and Changchun Emerging Industry Equity Investment Fund Co., Ltd. hold 75.701%, 19.4392% and 4.8598%, respectively, of the equity interest of the Company.

NOTE 12 – CONCENTRATION

Major customers

Customers who accounted for 10% or more of the Company’s revenues for the years ended June 30, 2018 and 2017 respectively and its outstanding balance of accounts receivable as of June 30, 2018 and 2017 respectively are presented as follows:

	For the year ended June 30, 2018		As of June 30, 2018
	Revenue	Percentage of total Revenue	Accounts receivable	Percentage of total accounts receivable
Customer A	$3,866,988	31%	$133,210	5%
Customer B	1,513,210	12%	129,890	4%
Customer C - Related party	1,462,678	12%	190,027	7%
Total	$6,842,876	55%	$453,127	16%

	For the year ended June 30, 2017		As of June 30, 2017
	Revenue	Percentage of total Revenue	Accounts receivable	Percentage of total accounts receivable
Customer A	$4,710,866	37%	$481,523	20%
Customer B	1,366,152	11%	369,454	15%
Total	$6,077,018	48%	$850,977	35%

NOTE 13 - INCOME TAXES

The Company is operating in the PRC and is subject to the Corporate Income Tax Law of the People’s Republic of China. The Company was certified as high-tech enterprises and is taxed at a unified income tax rate of 15% for three years from 2016 to 2018.

The reconciliation of income tax expense at income tax rate of 15% to the Company’s effective tax rate is as follows:

	For the years ended June 30,
	2018	2017

Tax at 15%	$5,574	$36,646
Permanent difference	5,311	923
Effective tax	$10,885	$37,569

The provisions for income taxes are summarized as follows:

	For the years ended June 30,
	2018	2017
Current	$18,182	$15,781
Deferred	(7,297)	21,788
Total	$10,885	$37,569

The tax effects of temporary differences that give rise to the Company’s net deferred tax assets are as follows:

	June 30, 2018	June 30, 2017
Bad debt provision	$48,041	$38,065
Inventory markdown	9,722	16,522
Revenue cutoff	(8,020)	(5,556)
Accrued expenses	12,095	11,167
Others	856	(6,177)
Deferred tax assets	$62,694	$54,021

NOTE 14 - SUBSEQUENT EVENTS

The Company has evaluated the existence of significant events subsequent to the balance sheet date through February 15, 2019, the date the financial statements were issued and has determined that there were no subsequent events or transactions which would require recognition or disclosure in the financial statements.